EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
	State of		%
Name of Subsidiary	Incorporation	Owner	Ownership

The Westcap Corporation	Delaware	National Western Life Insurance Company	100%
NWL Investments, Inc.	Texas	National Western Life Insurance Company	100%
NWL Properties, Inc.	Texas	National Western Life Insurance Company	100%
NWL 806 Main, Inc.	Texas	National Western Life Insurance Company	100%
NWL Services, Inc.	Nevada	National Western Life Insurance Company	100%
NWL Financial, Inc.	Nevada	National Western Life Insurance Company	100%
National Annuity Programs, Inc.	Texas	NWL Properties, Inc.	100%
Regent Care Limited Partner, Inc.	Nevada	NWL Services, Inc.	100%
Regent Care General Partner, Inc.	Nevada	NWL Financial, Inc.	100%
Regent Care Operations General
Partner, Inc.	Nevada	NWL Financial, Inc.	100%
Regent Care Operations Limited
Partner, Inc.	Nevada	NWL Financial, Inc.	100%
Westcap Holdings, LLC	Texas	The Westcap Corporation	100%

The subsidiaries conduct business under the same corporate names as detailed above.